Exhibit 99.1

Press Release	Source: Global Innovative Systems, Inc.

Global Innovative Systems, Inc. Completes Acquisition of Tech Team Holdings Limited

Wednesday January 19, 2005, 9:00 am ET

HONG KONG, Jan. 19 — Global Innovative Systems, Inc. (OTCBB: GBSY.OB) is pleased to announce the completion of the acquisition of all of the shares of Tech Team Holdings Limited, a Hong Kong-based developer, manufacturer and integrator of energy-saving products, technologies and services.

The transaction was completed on January 13, 2005 pursuant to a Share Exchange Agreement among Global Innovative, Tech Team, Bondy Tan and the shareholders of Tech Team. The transaction is described in a current report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 18, 2005.

Global Innovative acquired all of the 354,798,533 issued and outstanding ordinary shares of Tech Team, in exchange for the issuance by Global Innovative of 13,000,000 shares of Global Innovative common stock to the shareholders of Tech Team. As a result of the transaction, Tech Team is now a wholly-owned subsidiary of Global Innovative.

As a result of the acquisition, and as of January 13, 2005, Global Innovative has 19,033,096 shares of common stock issued and outstanding. The former shareholders of Tech Team own 13,000,000 shares of Global Innovative common stock, representing approximately 68.3% of the issued and outstanding shares.

As part of the transaction, Bondy Tan, Richard Wong, Charles Ming, Charles Cheung and Carrie Cheng were appointed to Global Innovative’s board of directors on January 13, 2005. Additionally, Bondy Tan was appointed our President and Chief Executive Officer on January 13, 2005. As of January 13, 2005, William McGinty resigned as President, Secretary and Treasurer of our company and remains as a director of our company.

The shares issued in this transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

For more information, please contact:

Global Innovative Systems, Inc.
Investor Relations
1-888-852-8838